Exhibit 3.6

LIMITED LIABILITY COMPANY AGREEMENT

OF

HERTZ CAR SALES LLC

This Limited Liability Company Agreement (this “Agreement”) of Hertz Car Sales LLC (the “Company”) is entered into by The Hertz Corporation, a Delaware corporation, as the sole member (the “Member”).

The Member, by filing the Certificate of Formation and execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1.             Name.  The name of the limited liability company formed hereby is Hertz Car Sales LLC.

2.             Certificates.  Stuart Geschwind, as an authorized person within the meaning of the Act, shall execute, deliver and file the Certificate of Formation with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an authorized person shall cease and the Member shall thereafter be designated as an authorized person within the meaning of the Act.  The Member or an Officer (as hereinafter defined) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.             Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4.             Powers.  In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a.             acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b.             act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

c.             take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

d.             operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

e.             borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

f.             invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

g.             prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

h.             enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the Member or any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

i.              employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

j.              enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

k.             do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5.             Principal Business Office.  The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

6.             Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

7.             Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

8.             Member.  The name and the mailing address of the Member is set forth on Schedule A attached hereto.

9.             Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.          Capital Contributions.  The Member shall contribute the amount of cash to the Company as listed on Schedule A attached hereto.

11.          Additional Contributions.  The Member is not required to make any additional capital contribution to the Company.  However, the Member may make additional capital contributions to the Company at any time.  To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule A of this Agreement.

12.          Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

13.          Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

14.          Management.  In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member.  The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.  The Member has the authority to bind the Company.  The Member may act by written consent.

15.          Officers.  The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person.  Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 15 may be revoked at any time by the Member.  An Officer may be removed with or without cause by the Member.  The initial officers appointed by the Member are listed in Schedule B of this Agreement.

16.          Other Business.  The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17.          Exculpation and Indemnification.  Neither the Member nor any Officer shall be liable to the Company, any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member or such Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or such Officer by this Agreement, except that the Member or such Officer shall be liable for any such loss, damage or claim incurred by reason of the Member’s or such Officer’s willful misconduct.  To the full extent permitted by applicable law, the Member or such Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member or such Officer by reason of any act or omission performed or omitted by the Member or such Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or such Officer by this Agreement, except that neither the Member nor any Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member or such Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

18.          Assignments.  The Member may assign in whole or in part its limited liability company interest in the Company.  If the Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

19.          Resignation.  The Member may not resign from the Company unless an additional member of the Company shall be admitted to the Company, subject to Section 20, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

20.          Admission of Additional Members.  One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

21.          Dissolution.

a.             The Company shall dissolve, and its affairs shall be wound tip upon the first to occur of the following:  (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b.             The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

c.             In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22.          Separability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement, which are valid, enforceable and legal.

23.          Entire Agreement.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

24.          Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

25.          Amendments.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 25th day of April, 2012.

MEMBER:
THE HERTZ CORPORATION

By:	/s/ Scott P. Sider
Name:	Scott P. Sider
Title:	Executive Vice President

Schedule A
to Hertz Car Sales LLC Limited Liability Company Agreement

MEMBER

Name	Mailing Address	Agreed Value of Capital Contribution	Percentage Interest
The Hertz Corporation	225 Brae Boulevard Park Ridge, NJ 07656	$1	100%

Schedule B
to Hertz Car Sales LLC Limited Liability Company Agreement

OFFICERS

PRESIDENT	Mark Frissora

VICE-PRESIDENT	Scott Sider

VICE-PRESIDENT, FINANCE	Elyse Douglas

VICE PRESIDENT and SECRETARY	J. Jeffrey Zimmerman

VICE-PRESIDENT	Robert Stuart

TREASURER	Scott Massengill

CONTROLLER	Jatindar Kapur

ASSISTANT TREASURER	John Burns

ASSISTANT TREASURER	William F. Holzmann

ASSISTANT TREASURER	Kirk Shroc

ASSISTANT SECRETARY	Raymond Batistoni

ASSISTANT SECRETARY	Annette Duah

ASSISTANT SECRETARY	Anthony Fiore

ASSISTANT SECRETARY	Louis Franzese

ASSISTANT SECRETARY	I. David Parkoff

ASSISTANT SECRETARY	Lawrence W. Shapiro

ASSISTANT SECRETARY	John Szot